As Filed with the Securities and Exchange Commission on January 19, 2006

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

YARDVILLE NATIONAL BANCORP

(Exact name of registrant as specified in charter)

New Jersey	22-2670267
(State or other jurisdiction	(I.R.S. Employer Identification No.)
of incorporation or organization)

2465 Kuser Road

           Hamilton, New Jersey 08690

(Address of principal executive offices)

Yardville National Bancorp 2005 Equity Incentive Plan

(Full title of the plan)

Patrick M. Ryan

President and Chief Executive Officer

Yardville National Bancorp

2465 Kuser Road

           Hamilton, New Jersey 08690

(Name and address of agent for service)

                          (609) 585-5100

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock	500,000(1)(2)	$34.995(3)	$17,497,500.00(3)	$1,872.23

(1)

Pursuant to Rule 416(b) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the Yardville National Bancorp 2005 Equity Incentive Plan for any future stock split, stock dividend or similar adjustments of the outstanding common stock, no par value per share, of the Registrant.

(2)

Represents up to 500,000 shares of Common Stock which may be awarded or issuable upon the exercise of options to be granted in the future pursuant to the Yardville National Bancorp 2005 Equity Incentive Plan.

(3)

Estimated pursuant to Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of the average of the high and low sales prices of shares of Common Stock on the Nasdaq National Market on January 12, 2006 of $34.995 with respect to the 500,000 shares subject to future grant under the Yardville National Bancorp 2005 Equity Incentive Plan.

EXPLANATORY NOTE

The Registrant has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended, to register up to 500,000 shares of its common stock, no par value per share, (the “Common Stock”) which may be awarded or issuable upon the exercise of options to be granted in the future pursuant to the Yardville National Bancorp 2005 Equity Incentive Plan (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission, but constitute, along with the documents incorporated by reference into this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The Company will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Requests should be directed to Yardville National Bancorp, 2465 Kuser Road, Hamilton, New Jersey 08690, Attention: Secretary; telephone number (609) 585-5100.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the Securities and Exchange Commission (the “Commission”) are incorporated in this prospectus by reference:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed on March 31, 2005, as amended on Form 10-K/A, filed on May 2, 2005;
•

The information required by Part III, Items 10 through 14, of Form 10-K, which is incorporated by reference to our definitive proxy statement for our 2005 annual meeting of shareholders filed on May 6, 2005;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, filed on May 10, 2005;
•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, filed on August 15, 2005, as amended on Form 10-Q/A, filed on August 17, 2005;
•	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, filed on November 9, 2005, as amended on Form 10-Q/A, filed on November 23, 2005;
•

Our Current Reports on Form 8-K, filed on February 4, 2005, February 18, 2005, February 28, 2005, March 29, 2005, April 19, 2005, April 26, 2005, April 29, 2005, July 26, 2005, September 2, 2005, October 18, 2005, October 26, 2005, November 7, 2005, November 8, 2005 and December 28, 2005; and

•

Our Registration Statement on Form 8-A filed on May 17, 1995 describing the terms, rights and provisions applicable to the common stock, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this registration statement which indicates that all of the shares of our common stock offered have been sold or which deregisters all such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

You can obtain any of the documents incorporated by reference from the Commission or the Commission’s Internet website maintained by the Commission at “www.sec.gov.” Documents incorporated by reference also are available from us without charge, including any exhibits specifically incorporated by reference therein. You may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from the Company at the following address:

Yardville National Bancorp

2465 Kuser Road

Hamilton, NJ 08690

Attn.: Secretary

Telephone: (609) 585-5100

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Statutory Indemnification. We refer you to Section 14A:3-5 of the New Jersey Business Corporation Act, as amended (the “Act”), which sets forth the extent to which a corporation may indemnify its directors, officers, employees and agents. Specifically, the Act empowers a corporation to indemnify a corporate agent against his or her expenses and liabilities incurred in connection with any proceeding (other than a derivative law suit) involving the corporate agent by reason of his or her being or having been a corporate agent if (a) the corporate agent acted in good faith or in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and (b) with respect to any criminal proceeding, the corporate agent had no reasonable cause to believe his or her conduct was unlawful. For purposes of such law, the term “corporate agent” means any person who is or was a director, officer, employee or agent of the indemnifying corporation or of any constituent corporation absorbed by the indemnifying corporation in a consolidation or merger and any person who is or was a director, officer, trustee, employee or agent of any other enterprise, serving as such at the request of the indemnifying corporation, or of any such constituent corporation, or the legal representative of any such director, officer, trustee, employee or agent. For purposes of this section, “proceeding” means any pending, threatened or completed civil, criminal, administrative or arbitrative action, suit, or proceeding, and any appeal therein and any inquiry or investigation which could lead to such action, suit or proceeding.

With respect to any derivative action, the corporation is empowered to indemnify a corporate agent against his or her expenses (but not his or her liabilities) incurred in connection with any proceeding involving the corporate agent by reason of his or her being or having been a corporate agent if the agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation. However, only a court can empower a corporation to indemnify a corporate agent against expenses with respect to any claim, issue or matter as to which the agent was adjudged liable to the corporation.

The corporation may indemnify a corporate agent against his or her expenses in a specific case under Section 14A:3-5(2) of the Act and, unless ordered by a court, under Section 14A:3-5(3) of the Act if a determination is made by any of the following that the applicable standard of conduct was met by such corporate agent: (i) the board of directors, or a committee thereof, acting by a majority vote of a quorum consisting of disinterested directors; (ii) by independent legal counsel, if there is not a quorum of disinterested directors or if the disinterested quorum empowers counsel to make the determination; or (iii) by the shareholders.

A corporate agent is entitled to mandatory indemnification to the extent that the agent is successful on the merits or otherwise in any proceeding, or in defense of any claim, issue or matter in the proceeding. If a corporation fails or refuses to indemnify a corporate agent, whether the indemnification is permissive or mandatory, the agent may apply to a court to grant him or her the requested indemnification. In advance of the final disposition of a proceeding, the Board of Directors may direct the corporation to pay an agent’s expenses if the agent agrees to repay the expenses in the event that it is ultimately determined that he or she is not entitled to indemnification.

The indemnification and advancement of expenses provided by or granted pursuant to the statute do not exclude any other rights, including the right to be indemnified against liabilities and expenses incurred in proceedings by or in the right of the corporation, to which a corporate agent may be entitled under a certificate of incorporation, by-law, agreement, vote of shareholders, or otherwise; provided that no indemnification may be made to or on behalf of a corporate agent if a judgment or other final adjudication adverse to the corporate agent establishes that his acts or omissions (a) were in breach of his duty of loyalty to the corporation or its shareholders, as defined in Section 14A:2-7(3) of the Act, (b) were not in good faith or involved a knowing violation of law or (c) resulted in receipt by the corporate agent of an improper personal benefit.

Indemnification Pursuant to Certificate of Incorporation of the Registrant. In accordance with the foregoing statutory provision, Article VI of our Certificate of Incorporation provides as follows:

“The Corporation shall indemnify its officers, directors, employees, and agents and former officers, directors, employees and agents, and any other persons serving at the request of the Corporation as an officer, director, employee or agent of another corporation, association, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees, judgments, fines, and amounts paid in settlement) incurred in connection with any pending or threatened action, suit, or proceeding, whether civil, criminal, administrative or investigative, with respect to which such officer, director, employee, agent or other person is a party, or is threatened to be made a party, to the full extent permitted by the New Jersey Business Corporation Act. The indemnification provided herein shall not be deemed exclusive of any other right to which any person seeking indemnification may be entitled under any by-law, agreement, or vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity; and shall inure to the benefit of the heirs, executors, and the administrators of any such person. The Corporation shall have the power to purchase and maintain insurance on behalf of any persons enumerated above against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the Corporation could have the power to indemnify him against such liability under the provisions under this Article VI.”

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit
Number	Exhibit
4.1	Yardville National Bancorp 2005 Equity Incentive Plan*

5.1	Opinion of Pepper Hamilton LLP

23.1	Consent of KPMG LLP

23.2	Consent of Pepper Hamilton LLP (included in Exhibit 5.1 hereto)

24.1	Power of Attorney (included on signature page)

* Incorporated by reference to the Company’s Definitive Proxy Statement on Schedule 14A filed on May 6, 2005.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes as follows:

(1)    To file, during any period in which offers or sales are being made pursuant to this Registration Statement, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Act that are incorporated by reference in this Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby also undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)    The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hamilton Township, State of New Jersey, on January 19, 2006.

YARDVILLE NATIONAL BANCORP

By:	Patrick M. Ryan
Patrick M. Ryan
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Patrick M. Ryan and Stephen F. Carman, and each or any of them, his/her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his/her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Name	Title	Date
Patrick M. Ryan Patrick M. Ryan	Director, President, Chief Executive Officer, and Principal Executive Officer	January 19, 2006

Stephen F. Carman Stephen F. Carman	Vice President, Treasurer, Principal Financial Officer and Principal Accounting Officer	January 19, 2006

Jay G. Destribats Jay G. Destribats	Chairman of the Board	January 19, 2006

James E. Bartolomei, CPA James E. Bartolomei, CPA	Director	January 19, 2006

Elbert G. Basolis, Jr. Elbert G. Basolis, Jr.	Director	January 19, 2006

Anthony M. Giampetro, M.D. Anthony M. Giampetro, M.D.	Director	January 19, 2006

Gilbert W. Lugossy Gilbert W. Lugossy	Director	January 19, 2006

Samuel D. Marrazzo Samuel D. Marrazzo	Director	January 19, 2006

Louis R. Matlack, Ph.D. Louis R. Matlack, Ph.D.	Director	January 19, 2006

George D. Muller George D. Muller	Director	January 19, 2006

Martin Tuchman Martin Tuchman	Director	January 19, 2006

F. Kevin Tylus F. Kevin Tylus	Director	January 19, 2006

Christopher S. Vernon Christopher S. Vernon	Director	January 19, 2006

Robert L. Workman, CPA Robert L. Workman, CPA	Director	January 19, 2006

INDEX TO EXHIBITS

Exhibit
Number	Document
4.1	Yardville National Bancorp 2005 Equity Incentive Plan*

5.1	Opinion of Pepper Hamilton LLP

23.1	Consent of KPMG LLP

23.2	Consent of Pepper Hamilton LLP (included in Exhibit 5.1 hereto)

24.1	Power of Attorney (included on signature page)

* Incorporated by reference to the Company’s Definitive Proxy Statement on Schedule 14A filed on May 6, 2005.

Exhibit 5.1

January 19, 2006

Yardville National Bancorp

2465 Kuser Road

Hamilton, New Jersey 08690

Re:	Yardville National Bancorp
Registration Statement on Form S-8

Ladies and Gentlemen:

Reference is made to a Registration Statement on Form S-8 of Yardville National Bancorp (the “Company”) which is being filed with the Securities and Exchange Commission on the date hereof (the “Registration Statement”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Registration Statement.

The Registration Statement covers 500,000 shares of the Company’s common stock, no par value per share (the “Shares”) which may be awarded or issuable upon the exercise of options to be granted in the future pursuant to the Yardville National Bancorp 2005 Equity Incentive Plan (the “2005 Plan”).

We have examined the Registration Statement, including the exhibits thereto, the Company’s certificate of incorporation, as amended, the Company’s by-laws, the 2005 Plan and such documents as we have deemed appropriate in rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the authenticity of all documents submitted to us as copies of originals.

Based on the foregoing, we are of the opinion that the Shares, when issued and paid for in accordance with the terms of the 2005 Plan, will be validly issued, fully paid and non-assessable.

Our opinion is limited to the New Jersey Business Corporation Act, as amended, including the statutory provisions and all applicable provisions of the Constitution of the State of New Jersey and reported judicial decisions interpreting these laws, and the federal securities laws, each as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

PEPPER HAMILTON LLP

PEPPER HAMILTON LLP

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Yardville National Bancorp:

We consent to the use of our report dated March 31, 2005, with respect to the consolidated statements of condition of Yardville National Bancorp and subsidiaries (the Company) as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2004 and our report dated April 22, 2005 with respect to management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004, incorporated herein by reference in this registration statement.

KPMG LLP

January 18, 2006